Exhibit 2.5

October 17, 2006

Pacific Ethanol California, Inc.
5711 N. West Avenue
Fresno, CA 93711

Ladies and Gentlemen:

Reference is hereby made to the Membership Interest Purchase Agreement (the "Purchase Agreement") dated as of October 17, 2006 by and between Eagle Energy, LLC, a South Dakota limited liability company ("Seller"), Pacific Ethanol California, Inc., a California corporation ("Buyer"), and Pacific Ethanol, Inc., a Delaware corporation ("Parent"), regarding the acquisition (the "Acquisition") by Buyer of 10,094.595 Class B Voting Units of Front Range Energy, LLC, a Colorado limited liability company (the "Company"). Each other capitalized term used but not defined herein shall have the meaning assigned to it in the Purchase Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree to complete the respective actions described on Schedule A attached hereto, on or prior to the time deadline set forth therein. The undersigned hereby further agree that all expenses, fees or other costs incurred in connection with the performance of the actions described on Schedule A shall be borne by the person specified in Schedule A to the extent specified therein.

The undersigned members of the Company also hereby approve the Acquisition in accordance with Section 8.2 of the Second Amended and Restated Operating Agreement of the Company (the "Operating Agreement").

Daniel A. Sanders and ICM, Inc. are entering into this agreement solely to evidence their agreement to effect the amendment to the operating agreement of the Company specified in paragraph 2 of Schedule A and their consent to the agreement of the Company reflected in paragraph 1 of Schedule A.

This agreement may be amended, and any rights of the parties waived, only by a written agreement signed by both Buyer and the applicable undersigned party who is obligated to take the action that is the subject of such amendment or waiver.

[Signatures Follow]

This agreement shall be governed by and construed in accordance with the laws of the State of California. This agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement.

Very truly yours,

FRONT RANGE ENERGY, LLC

By: /s/ Daniel A. Sanders
Name: Daniel A. Sanders
Title: Manager

ICM, INC.

By: /s/ Jerry Jones
Name: Jerry Jones
Title: CFO

/s/ Daniel A. Sanders
DANIEL A. SANDERS

Accepted and agreed to
as of the date first above written:

PAC1FIC ETHANOL CALIFORNIA, INC.

By:/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: CEO

Schedule A

1.
The Company agrees to take such actions as may be necessary, in the reasonable judgment of Buyer, to permit Parent to comply with Parent's obligations as an issuer whose securities are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and whose securities are listed on a national securities exchange. Such obligations shall include compliance with the requirements imposed pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Buyer shall reimburse the Company for the costs incurred by the Company in complying with this paragraph 1 to the extent that those costs exceed the costs that would have been incurred by the Company absent compliance with this paragraph 1.

2.
Each of the members of the Company shall enter into an amendment to the Operating Agreement (a) to reflect the admission of Buyer as member of the Company as holder of the membership interest formerly held by Seller and as successor to the capital account of Seller in the Company and (b) to amend Section 6.14 of the Operating Agreement to read as specified below, which amendment shall otherwise be reasonably satisfactory in form and substance to such members.

SECTION 6.14 Confidential Information. Without limiting the applicability of any other agreement to which any Member may be subject, a Manager and/or Member shall not, directly or indirectly disclose, either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Manager or Member is or becomes aware. A Manager or Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, a Manager and/or Member may disclose Confidential Information to the extent (i) the disclosure is necessary for the Manager, Member and/or the Company's agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law or a court order, (iii) to the extent necessary to enforce rights hereunder and (iv) the disclosure is of a general nature regarding general financial information, return on investment and similar information, including without limitation, in connection with communications to direct and indirect beneficial owners of Units and controlling Persons and general marketing efforts. For the avoidance of doubt, (a) this Section 6.14 shall not prohibit the disclosure of Confidential Information by a Member of an affiliate of a Member to the extent securities counsel to such Member or affiliate advises such Member or affiliate in good faith that such disclosure is required to comply with the disclosure requirements of securities laws applicable to the Company or is appropriate to avoid or limit liability of such Member or affiliate or its related parties under applicable securities laws and (b) the disclosure of Confidential Information provided to a Member or any affiliate of a Member related to any agreement to which such Member or an affiliate thereof performs services to the Company shall be governed by such agreement rather than this Section 6.14.